EXHIBIT 99.1

Sent via electronic delivery

January 3, 2024

Saagar Govil

Chief Executive Officer

Cemtrex Inc.

135 Fell Ct

Hauppauge, NY 11788

RE:	Cemtrex Inc. (Symbol: CETXP)
Nasdaq Listing Qualifications Hearings
Docket No. NQ 6651C-23

Dear Mr. Govil:

The Nasdaq Stock Market LLC’s (“Nasdaq” or the “Exchange”) Hearings Panel (“Panel”) has determined to amend the exception granted on September 8, 2023 (the “Decision”) to Cemtrex Inc. (the “Company”), following an update submitted by the Company on December 29, 2023.

Accordingly, the Panel grants the Company’s request for continued listing on the Exchange, subject to the following:

1.	On January 8, 2024, the Company’s Series 1 Preferred Stock shall close at a minimum bid price of at least $1 per share and maintain such closing bid price for a minimum of ten consecutive business days;

2.	On January 22, 2024, the Company shall have demonstrated compliance with Listing Rule 5555(a)(1), by evidencing a closing bid price of $1 or more per share for a minimum of ten consecutive trading sessions.

Failing to meet any of the terms of this amended exception will result in the Company’s immediate delisting from the Exchange. The Company is also advised that January 22, 2024, represents the full extent of the Panel’s discretion to grant continued listing while the Company is non-compliant with Listing Rule 5555(a)(1).

The Panel reserves the right to reconsider the terms of this exception based on any event, condition or circumstance that exists or develops that would, in the opinion of the Panel, make continued listing of the Company’s securities on the Exchange inadvisable or unwarranted. In that regard, the Panel advises the Company that during the exception period the Company must provide prompt notification of any significant events that may affect its compliance with Nasdaq continued listing requirements. This includes, but is not limited to, any event that may call into question the Company’s ability to meet the terms of the exception granted.

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In addition, any compliance document will be subject to review by the Panel, which may, in its discretion, request additional information before determining that the Company has complied with the terms of the exception. The Company should assess its disclosure obligations with respect to the materiality of the Panel’s decision and determine what public disclosures of the decision and its terms are appropriate.

The Company may request that the Nasdaq Listing and Hearing Review Council review this decision. A written request for review must be received within 15 days from the date of this decision and should be sent by e-mail to the Office of Appeals and Review at appeals@nasdaq.com. Pursuant to Nasdaq Listing Rule 5820(a), the Company must submit a fee of $15,000.00 to Nasdaq to cover the cost of the review. Instructions for submitting the fee are on the enclosed Appeals Payment Form. Please include evidence of this payment with the e- mailed request for review by attaching a PDF copy of the wire instructions or check.

The Company should be aware that the Nasdaq Listing and Hearing Review Council may, on its own motion, determine to review any Panel decision within 45 calendar days after issuance of the written decision. If the Listing Council determines to review this decision, it may affirm, modify, reverse, dismiss or remand the decision to the Panel. The Company will be immediately notified in the event the Listing Council determines that this matter will be called for review.

Should you have any questions, please do not hesitate to contact me at (301) 978-8417. Sincerely,

Alejandro Aguayo Hearings

Advisor

Nasdaq Office of General Counsel

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